Exhibit 99.1

The Hanover Reports Record Second Quarter Net Income and

Operating Income of $5.38 and $5.31 per Diluted Share, Respectively;

Record Second Quarter Net and Operating Return on Equity of 21.2% and 19.8%, Respectively

Second Quarter Highlights

•
Combined ratio of 91.2%; combined ratio, excluding catastrophes(1), of 85.5%
•
Catastrophe losses of $91.8 million, or 5.7 points of the combined ratio
•
Net premiums written increase of 4.6%*
•
Renewal price increases(2) of 8.7% in Personal Lines, 7.8% in Core Commercial and 3.6% in Specialty
•
Rate increases(2) of 7.0% in Core Commercial, 4.8% in Personal Lines and 2.1% in Specialty
•
Loss and loss adjustment expense (LAE) ratio of 60.2%, 1.7 points below the prior-year quarter
•
Current accident year loss and LAE ratio, excluding catastrophes(3), of 55.8%, 0.3 points below the prior-year quarter
•
Net investment income of $119.6 million, up 13.4% from the prior-year quarter
•
Book value per share of $105.40, up 3.5% from March 31, 2026; excluding net unrealized depreciation on fixed maturity investments, net of tax(4), book value per share increased 3.8%

WORCESTER, Mass., July 28, 2026 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $191.6 million, or $5.38 per diluted share, in the second quarter of 2026, compared to $157.1 million, or $4.30 per diluted share, in the prior-year quarter. Operating income(5) was $189.2 million, or $5.31 per diluted share, in the second quarter of 2026, compared to $158.7 million, or $4.35 per diluted share, in the prior-year quarter. The company reported net and operating return on equity(6) of 21.2% and 19.8%, respectively, in the second quarter of 2026, and 21.0% and 20.0% in the first six months of 2026, respectively.

“Our very successful second quarter is a testament to the strength of our business model, the durable earnings power we have built across The Hanover and the disciplined execution of our team,” said John C. Roche, president and chief executive officer at The Hanover. “We posted operating return on equity of approximately 20% and operating earnings of $5.31 per share, both second quarter records, as well as accelerated top-line premium growth. We are effectively navigating evolving market conditions, and achieving healthy pricing, while building growth momentum in the most attractive areas of our portfolio.”

“This quarter reflects the talent of our employees, the strength of our leadership team, the depth of our agency relationships and the trust our customers place in us every day,” said Roche. “As we announced earlier this month, I plan to retire at the end of 2026. It's been a great honor to serve the last nine years as CEO, and I could not be more optimistic about The Hanover’s future. Dick Lavey has been one of the key architects of our strategy and the transformation of our company. We

(1) See information about this and other non-GAAP measures and definitions, including Operating Income and Operating Return on Equity in the headline, used throughout this press release on the final pages of this document.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

will continue to work closely together through the remainder of the year to ensure a seamless transition. Dick's leadership, expertise and strategic vision position him well to successfully lead The Hanover into its next chapter.”

“We are pleased with our excellent performance, including outstanding underwriting profitability as demonstrated by our combined ratio of 91.2%, and 85.5% excluding catastrophes,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “Additionally, we delivered robust net investment income, up 13%, driven by higher earned yields and strong operating cash flows, while continued favorable development reinforces our confidence in the strength of our reserve position. The profitability of our business continues to build capital, enabling increased share repurchases while maintaining the balance sheet strength and financial flexibility for future growth opportunities and deployment. Following a really strong start to the year, we enter the second half of 2026 with confidence, supported by our varied earnings streams, resilient balance sheet and disciplined focus on capital allocation.”

Second Quarter 2026 Highlights

	Three months ended		Six months ended
	June 30		June 30
($ in millions, except per share data)	2026	2025	2026	2025
Net premiums written	$1,656.8	$1,583.8	$3,216.5	$3,094.6
Growth	4.6%	4.1%	3.9%	4.0%
Net premiums earned	$1,597.6	$1,545.3	$3,168.2	$3,053.8

Current accident year loss and LAE ratio, excluding catastrophes	55.8%	56.1%	56.1%	57.2%
Prior-year development ratio	(1.3)%	(1.2)%	(1.5)%	(1.3)%
Catastrophe ratio	5.7%	7.0%	6.0%	6.7%
Expense ratio(7)	31.0%	30.6%	30.8%	30.7%
Combined ratio	91.2%	92.5%	91.4%	93.3%
Combined ratio, excluding catastrophes	85.5%	85.5%	85.4%	86.6%
Current accident year combined ratio, excluding catastrophes	86.8%	86.7%	86.9%	87.9%

Net income	$191.6	$157.1	$378.4	$285.3
per diluted share	5.38	4.30	10.58	7.80
Operating income	189.2	158.7	377.7	300.5
per diluted share	5.31	4.35	10.55	8.22

Book value per share	$105.40	$89.62	$105.40	$89.62
Ending shares outstanding (in millions)	34.9	35.9	34.9	35.9

Second Quarter Operating Highlights

Core Commercial

Core Commercial operating income before income taxes was $77.5 million in the second quarter of 2026, compared to $83.9 million in the second quarter of 2025. The Core Commercial combined ratio was 95.7%, compared to 93.0% in the prior-year quarter. Catastrophe losses in the second quarter of 2026 were $26.4 million, or 4.6 points of the combined ratio. This compared to catastrophe losses of $22.7 million, or 4.1 points, in the prior-year quarter.

Second quarter 2026 results included net favorable prior-year reserve development, excluding catastrophes, of $0.6 million, or 0.1 points, compared to $3.0 million, or 0.5 points, in the second quarter of 2025.

Core Commercial current accident year combined ratio, excluding catastrophes, increased 1.8 points, to 91.2% in the second quarter of 2026, compared to 89.4% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, was 58.7%, 2.2 points higher than the prior-year quarter, but 0.4 points improved from the full year of 2025. In the second quarter of 2026, the company prudently increased loss ratio selections in liability coverages. Additionally, the loss ratio in the prior-year quarter benefited from lower-than-usual property losses.

The expense ratio decreased by 0.4 points, to 32.5%, in the second quarter of 2026, compared to the prior-year quarter, reflecting fixed cost leverage and efficiency gains.

Net premiums written were $574.8 million in the second quarter of 2026, up 7.2% from the prior-year quarter, an acceleration from the first quarter of 2026, reflecting growth of 6.0% in small commercial and 9.4% in middle market (approximately 7% growth in middle market excluding non-recurring items). Core Commercial renewal price increases averaged 7.8%, including average rate increases of 7.0%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2026	2025	2026	2025
Net premiums written	$574.8	$536.0	$1,205.2	$1,140.6
Growth	7.2%	4.4%	5.7%	4.1%
Net premiums earned	579.3	554.3	1,143.1	1,095.3
Operating income before taxes	77.5	83.9	152.3	110.7
Loss and LAE ratio	63.2%	60.1%	63.5%	65.0%
Expense ratio	32.5%	32.9%	32.6%	33.2%
Combined ratio	95.7%	93.0%	96.1%	98.2%
Prior-year development ratio	(0.1)%	(0.5)%	(0.2)%	(0.4)%
Catastrophe ratio	4.6%	4.1%	5.0%	6.3%
Combined ratio, excluding catastrophes	91.1%	88.9%	91.1%	91.9%
Current accident year combined ratio, excluding catastrophes	91.2%	89.4%	91.3%	92.3%

Specialty

Specialty operating income before income taxes was $68.4 million in the second quarter of 2026, compared to $71.2 million in the second quarter of 2025. The Specialty combined ratio was 88.3%, compared to 86.5% in the prior-year quarter. Catastrophe losses in the second quarter of 2026 were $10.0 million, or 2.7 points of the combined ratio. This compared to catastrophe losses of $14.6 million, or 4.1 points, in the prior-year quarter.

Second quarter 2026 results included net favorable prior-year reserve development, excluding catastrophes, of $10.8 million, or 3.0 points, with widespread favorability. Net favorable prior-year reserve development, excluding catastrophes, was $12.5 million, or 3.5 points, in the second quarter of 2025.

Specialty current accident year combined ratio, excluding catastrophes, increased 2.7 points, to 88.6% in the second quarter of 2026, from 85.9% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, of 51.6% in the second quarter of 2026 was consistent with the company's long-term expectations for the segment and increased 2.6 points compared to the prior-year quarter, which saw lower-than-expected property losses.

Net premiums written were $384.4 million in the second quarter of 2026, up 4.4% from the prior-year quarter, an acceleration from the first quarter of 2026. Specialty renewal price increases averaged 3.6%, including average rate increases of 2.1%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2026	2025	2026	2025
Net premiums written	$384.4	$368.2	$751.1	$726.5
Growth	4.4%	4.6%	3.4%	5.0%
Net premiums earned	365.8	355.9	725.7	695.5
Operating income before taxes	68.4	71.2	152.4	135.8
Loss and LAE ratio	51.3%	49.6%	49.6%	50.1%
Expense ratio	37.0%	36.9%	36.7%	36.9%
Combined ratio	88.3%	86.5%	86.3%	87.0%
Prior-year development ratio	(3.0)%	(3.5)%	(3.4)%	(4.1)%
Catastrophe ratio	2.7%	4.1%	2.7%	4.2%
Combined ratio, excluding catastrophes	85.6%	82.4%	83.6%	82.8%
Current accident year combined ratio, excluding catastrophes	88.6%	85.9%	87.0%	86.9%

Personal Lines

Personal Lines operating income before income taxes was $104.9 million in the second quarter of 2026, compared to $57.4 million in the second quarter of 2025. The Personal Lines combined ratio was 88.9%, compared to 95.5% in the prior-year quarter. Catastrophe losses in the second quarter of 2026 were $55.4 million, or 8.5 points of the combined ratio. This compared to catastrophe losses of $70.2 million, or 11.1 points of the combined ratio, in the prior-year quarter.

Second quarter 2026 results included net favorable prior-year reserve development, excluding catastrophes, of $10.1 million, or 1.5 points, compared to $2.6 million, or 0.4 points, in the second quarter of 2025.

Personal Lines current accident year combined ratio, excluding catastrophe losses, decreased 2.9 points, to 81.9%, in the second quarter of 2026, from 84.8% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased 4.2 points from the prior-year quarter, to 55.6%, driven by the continued benefit of earned pricing outpacing loss trends and benign property claims frequency, as well as lower large loss experience in homeowners in the quarter.

The expense ratio increased by 1.3 points, to 26.3%, in the second quarter of 2026, compared to the prior-year quarter, primarily reflecting the timing of variable agency compensation expenses due to meaningfully better-than-expected results to date.

Net premiums written were $697.6 million in the second quarter of 2026, up 2.6% compared to the prior-year quarter. The increase was primarily due to higher new business, and to a lesser extent, the impact of renewal price increases. Personal Lines renewal price increases averaged 8.7%, including average rate increases of 4.8%. Policies in force (PIF) in the second quarter of 2026 were essentially flat compared to the first quarter of 2026.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2026	2025	2026	2025
Net premiums written	$697.6	$679.6	$1,260.2	$1,227.5
Growth	2.6%	3.7%	2.7%	3.4%
Net premiums earned	652.5	635.1	1,299.4	1,263.0
Operating income before taxes	104.9	57.4	194.1	151.6
Loss and LAE ratio	62.6%	70.5%	64.2%	67.5%
Expense ratio	26.3%	25.0%	26.0%	25.1%
Combined ratio	88.9%	95.5%	90.2%	92.6%
Prior-year development ratio	(1.5)%	(0.4)%	(1.5)%	(0.4)%
Catastrophe ratio	8.5%	11.1%	8.8%	8.3%
Combined ratio, excluding catastrophes	80.4%	84.4%	81.4%	84.3%
Current accident year combined ratio, excluding catastrophes	81.9%	84.8%	82.9%	84.7%

Investments

Net investment income was $119.6 million in the second quarter of 2026, an increase of 13.4% from the prior-year quarter, primarily due to the continued investment of cashflows from operations and the impact of higher earned yields on the fixed maturity investment portfolio. Total pre-tax earned yield on the investment portfolio for the second quarter of 2026 was 4.28%, up from 4.11% in the prior-year quarter. The average pre-tax earned yield on fixed maturities was 4.45% for the second quarter of 2026, up from 4.24% in the prior-year quarter.

Net realized and unrealized investment gains recognized in earnings were $2.8 million in the second quarter of 2026. This compared to net realized and unrealized investment losses recognized in earnings of $2.5 million in the second quarter of 2025.

The company held $11.2 billion in cash and invested assets at June 30, 2026. Fixed maturities and cash represented approximately 93% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. As of June 30, 2026, net unrealized losses on the fixed maturity portfolio were $259.5 million before income taxes, compared to $235.6 million at March 31, 2026.

Shareholders’ Equity and Capital Actions

At June 30, 2026, book value per share was $105.40, up 3.5% from March 31, 2026, driven by strong earnings, partially offset by share repurchases, the ordinary quarterly cash dividends, and an increase in the unrealized loss position on the fixed maturity portfolio. Book value per share, excluding net unrealized depreciation on fixed maturity investments, net of tax, was $111.26 at June 30, 2026, up 3.8% from March 31, 2026.

At June 30, 2026, operating insurance company’s statutory capital and surplus was $3.54 billion, slightly higher compared to March 31, 2026.

The company repurchased approximately 291,000 shares of common stock in the second quarter of 2026, totaling approximately $55 million. Year-to-date through July 24th, the company has repurchased approximately 827,000 shares, totaling approximately $149 million. The company has approximately $660 million of remaining capacity under its new $700 million share repurchase authorization announced on May 13, 2026.

Earnings Conference Call

The company will host a conference call to discuss its second quarter results on Wednesday, July 29, at 10:00 a.m. E.T. A presentation will accompany the prepared remarks and has been posted on The Hanover’s website. Interested investors and others can listen to the call and access the presentation through The Hanover's website, located in the “Investors” section at www.hanover.com. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

The Hanover Strategic Outlook and Financial Update

The company will hold a virtual strategic outlook and financial update on Thursday, September 17, at 10:00 a.m. ET, highlighting the next chapter of The Hanover, its strategic priorities, and updated long-term financial targets. The event will include a live question and answer session with members of the executive team. A live webcast of the event will be available through the "Investors" section of the company's website. A replay of the webcast will be available following the event.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors: Oksana Lukasheva olukasheva@hanover.com 1-508-525-6081	Media: Emily P. Trevallion etrevallion@hanover.com 1-508-855-3263

Definition of Segments

Continuing operations include four reporting segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other core commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: marine and industrial property, professional and executive lines (such as management and professional liability), E&S and alternative markets, and surety and other. E&S and alternative markets includes coverages such as excess and surplus lines, program business (providing commercial insurance to markets with specialized coverage or risk management need related to groups of similar businesses), and specialty general liability coverage. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Other segment primarily includes the operations of the holding company, and our run-off direct asbestos and environmental business, run-off voluntary assumed property and casualty pools business, and run-off product liability business.

Financial Supplement

The Hanover's second quarter news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

The Hanover Insurance Group, Inc.
Consolidated Statements of Income	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2026	2025	2026	2025
Revenues
Premiums earned	$1,597.6	$1,545.3	$3,168.2	$3,053.8
Net investment income	119.6	105.5	246.5	211.6
Net realized and unrealized investment gains (losses):
Net realized losses from sales and other	(5.4)	(4.6)	(10.3)	(23.4)
Net change in fair value of equity securities and other	10.5	5.0	15.1	6.0
Impairments on investments:
Credit-related impairments	(1.4)	(2.5)	(3.0)	(2.5)
Losses on intent to sell securities	(0.9)	(0.4)	(1.3)	(0.4)
Total impairments on investments	(2.3)	(2.9)	(4.3)	(2.9)
Total net realized and unrealized investment gains (losses)	2.8	(2.5)	0.5	(20.3)
Fees and other income	6.2	6.1	12.4	12.5
Total revenues	1,726.2	1,654.4	3,427.6	3,257.6

Losses and expenses
Losses and loss adjustment expenses	962.5	957.2	1,920.1	1,912.5
Amortization of deferred acquisition costs	338.0	319.0	671.2	632.9
Interest expense	10.1	8.6	20.9	17.1
Other operating expenses	171.0	170.8	333.7	336.2
Total losses and expenses	1,481.6	1,455.6	2,945.9	2,898.7
Income before income taxes	244.6	198.8	481.7	358.9
Income tax expense	53.2	41.9	103.5	73.8
Income from continuing operations	191.4	156.9	378.2	285.1
Discontinued operations (net of taxes):
Income from discontinued life businesses	0.2	0.2	0.2	0.2
Net income	$191.6	$157.1	$378.4	$285.3

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	June 30	December 31
($ in millions)	2026	2025
Assets
Total investments	$10,902.0	$10,382.7
Cash and cash equivalents	266.1	1,122.7
Premiums and accounts receivable, net	1,950.1	1,861.3
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,078.9	2,011.1
Other assets	1,582.2	1,484.5
Assets of discontinued businesses	84.6	83.6
Total assets	$16,863.9	$16,945.9
Liabilities
Loss and loss adjustment expense reserves	$8,001.7	$7,755.2
Unearned premiums	3,479.6	3,440.4
Short-term debt	50.1	375.0
Long-term debt	793.9	843.3
Other liabilities	761.3	851.9
Liabilities of discontinued businesses	104.8	108.6
Total liabilities	13,191.4	13,374.4
Total shareholders’ equity	3,672.5	3,571.5
Total liabilities and shareholders’ equity	$16,863.9	$16,945.9

The following is a reconciliation from operating income to income from continuing operations and net income(5)(8):

The Hanover Insurance Group, Inc.
	Three months ended June 30				Six months ended June 30
	2026		2025		2026		2025
($ in millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income
Core Commercial	$77.5		$83.9		$152.3		$110.7
Specialty	68.4		71.2		152.4		135.8
Personal Lines	104.9		57.4		194.1		151.6
Other	1.1		(2.6)		3.3		(1.8)
Total	251.9		209.9		502.1		396.3
Interest expense	(10.1)		(8.6)		(20.9)		(17.1)
Operating income before income taxes	241.8	$6.79	201.3	$5.51	481.2	$13.44	379.2	$10.37
Income tax expense on operating income	(52.6)	(1.48)	(42.6)	(1.16)	(103.5)	(2.89)	(78.7)	(2.15)
Operating income after income taxes	189.2	5.31	158.7	4.35	377.7	10.55	300.5	8.22
Non-operating items:
Net realized losses from sales and other	(5.4)	(0.15)	(4.6)	(0.12)	(10.3)	(0.29)	(23.4)	(0.63)
Net change in fair value of equity securities and other	10.5	0.30	5.0	0.13	15.1	0.43	6.0	0.16
Impairments on investments:
Credit-related impairments	(1.4)	(0.04)	(2.5)	(0.07)	(3.0)	(0.08)	(2.5)	(0.07)
Losses on intent to sell securities	(0.9)	(0.03)	(0.4)	(0.01)	(1.3)	(0.04)	(0.4)	(0.01)
Total impairments on investments	(2.3)	(0.07)	(2.9)	(0.08)	(4.3)	(0.12)	(2.9)	(0.08)
Income tax benefit (expense) on non-operating items	(0.6)	(0.02)	0.7	0.02	-	-	4.9	0.13
Income from continuing operations, net of taxes	191.4	5.37	156.9	4.30	378.2	10.57	285.1	7.80
Discontinued operations (net of taxes):
Income from discontinued life businesses	0.2	0.01	0.2	-	0.2	0.01	0.2	-
Net income	$191.6	$5.38	$157.1	$4.30	$378.4	$10.58	$285.3	$7.80
Dilutive weighted average shares outstanding		35.6		36.5		35.8		36.6
Basic weighted average shares outstanding		35.0		35.9		35.1		35.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may address, among other things, expectations regarding our growth, the strength of our reserves, certain statements regarding our performance for the remainder of 2026 and beyond, as well as our expectations, intentions and other statements that are not historical facts. Words such as: “believes,” “anticipates,” “expects,” “intends,” “may,” “projects,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and should understand the risks and uncertainties inherent in or particular to the company’s business. Some of the factors that could cause actual results to differ include, but are not limited to: changes in the demand for our products; risks and uncertainties related to our growth and operating strategies, including our ability to attract, grow and retain profitable policies in force, to increase rates commensurate with, or in excess of, loss trends, and to manage expenses and execute strategic initiatives effectively; adverse claims experience or changes in our estimates of loss and loss adjustment expense reserves, including those arising from catastrophes, inflationary pressures or global unrest, which may result in lower current year underwriting results or adverse loss development, and which could negatively impact our carried reserves; uncertainties with respect to the long-term profitability of our products, including with respect to newer products, or longer-tail products covering casualty losses; disruption in our distribution channels, including the loss or disruption of our independent agency channel, and the impact of competition and consolidation in the industry and among agents and brokers; changes in frequency and loss severity trends, exacerbated by fluctuations in economic conditions; changes in regulatory, legislative, economic, market and political conditions, particularly with respect to rates, policy terms and conditions, the use of artificial intelligence and other technologies, privacy and data security, payment flexibility, and regions where we have geographical concentration; volatile and unpredictable developments, including severe weather (whether arising from changing climate conditions or weather patterns, or otherwise) and other natural physical events, catastrophes, pandemics, civil unrest, war, global conflicts, and terrorist actions, and the uncertainty in estimating the resulting losses; and, other risks, uncertainties and factors discussed in the company's most recently filed quarterly report on Form 10-Q and its 2025 Annual Report filed on Form 10-K and in the company's other filings with the U.S. Securities and Exchange Commission or in materials incorporated therein by reference. The company does not undertake the responsibility to update or revise such forward-looking statements, except as required by law.

Non-GAAP Financial Measures

As discussed on page 39 of the company’s Annual Report on Form 10-K for the year ended December 31, 2025, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and income taxes, operating income per diluted share, and components of the combined ratio, both excluding and/or including catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2025 Annual Report on pages 61-64.

Operating income and operating income per diluted share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income, as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income is the sum of the segment income from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four reporting segments, “operating income” is the segment income before both interest expense and income taxes. The company also uses “operating income per diluted share” (which is after both interest expense and income taxes). Operating income per share is calculated by dividing operating income by the weighted average number of diluted shares of common stock. Operating loss per share is calculated by dividing operating loss by the weighted average number of basic shares of common stock due to antidilution. The company believes that metrics of operating income and operating income in relation to its four reporting segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before income taxes) and measures of operating income that exclude the effects of catastrophe losses and/or prior-year reserve development. These non-GAAP measures should not be misconstrued as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the relevant periods is included on page 9 of this news release and in the Financial Supplement.

Operating return on average equity (ROE) is a non-GAAP measure. See end note (6) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest expense, income taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

Book value per share is total shareholders’ equity divided by the number of common shares outstanding. Book value per share excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure and is total shareholders’ equity excluding the after-tax effect of unrealized appreciation (depreciation) on fixed maturities and market risk divided by the number of common shares outstanding.

The company may provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events including, but is not limited to, hurricanes, tornadoes and other windstorms, hail, flood, earthquakes, fires, drought, explosions, severe winter weather and other convective storms, riots, and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (LAE) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios excluding prior accident year reserve development is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)
Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. These and other non-GAAP measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the headings “Forward-Looking Statements" and "Non-GAAP Financial Measures.” The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

	Three months ended
	June 30, 2026
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	95.7%	88.3%	88.9%	91.2%
Less: Catastrophe ratio	4.6%	2.7%	8.5%	5.7%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.1%	85.6%	80.4%	85.5%
Less: Prior-year reserve development ratio	(0.1)%	(3.0)%	(1.5)%	(1.3)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.2%	88.6%	81.9%	86.8%
	June 30, 2025
Total combined ratio (GAAP)	93.0%	86.5%	95.5%	92.5%
Less: Catastrophe ratio	4.1%	4.1%	11.1%	7.0%
Combined ratio, excluding catastrophe losses (non-GAAP)	88.9%	82.4%	84.4%	85.5%
Less: Prior-year reserve development ratio	(0.5)%	(3.5)%	(0.4)%	(1.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	89.4%	85.9%	84.8%	86.7%

	Six months ended
	June 30, 2026
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	96.1%	86.3%	90.2%	91.4%
Less: Catastrophe ratio	5.0%	2.7%	8.8%	6.0%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.1%	83.6%	81.4%	85.4%
Less: Prior-year reserve development ratio	(0.2)%	(3.4)%	(1.5)%	(1.5)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.3%	87.0%	82.9%	86.9%
	June 30, 2025
Total combined ratio (GAAP)	98.2%	87.0%	92.6%	93.3%
Less: Catastrophe ratio	6.3%	4.2%	8.3%	6.7%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.9%	82.8%	84.3%	86.6%
Less: Prior-year reserve development ratio	(0.4)%	(4.1)%	(0.4)%	(1.3)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	92.3%	86.9%	84.7%	87.9%

(2)
Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, specific inflationary changes or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies charged at renewal caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies at renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(3)
Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (loss ratio), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses.

	Three months ended
	June 30, 2026
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	63.2%	51.3%	62.6%	60.2%
Less:
Prior-year reserve development ratio	(0.1)%	(3.0)%	(1.5)%	(1.3)%
Catastrophe ratio	4.6%	2.7%	8.5%	5.7%
Current accident year loss and LAE ratio, excluding catastrophes	58.7%	51.6%	55.6%	55.8%

	June 30, 2025
Total loss and LAE ratio	60.1%	49.6%	70.5%	61.9%
Less:
Prior-year reserve development ratio	(0.5)%	(3.5)%	(0.4)%	(1.2)%
Catastrophe ratio	4.1%	4.1%	11.1%	7.0%
Current accident year loss and LAE ratio, excluding catastrophes	56.5%	49.0%	59.8%	56.1%

	Six months ended
	June 30, 2026
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	63.5%	49.6%	64.2%	60.6%
Less:
Prior-year reserve development ratio	(0.2)%	(3.4)%	(1.5)%	(1.5)%
Catastrophe ratio	5.0%	2.7%	8.8%	6.0%
Current accident year loss and LAE ratio, excluding catastrophes	58.7%	50.3%	56.9%	56.1%

	June 30, 2025
Total loss and LAE ratio	65.0%	50.1%	67.5%	62.6%
Less:
Prior-year reserve development ratio	(0.4)%	(4.1)%	(0.4)%	(1.3)%
Catastrophe ratio	6.3%	4.2%	8.3%	6.7%
Current accident year loss and LAE ratio, excluding catastrophes	59.1%	50.0%	59.6%	57.2%

(4)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure. Book value per share is the most directly comparable GAAP measure and is reconciled in the table below.

	Period ended
	March 31	June 30
	2026	2026
Book value per share	$101.86	$105.40
Less: Net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, per share	(5.28)	(5.86)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$107.14	$111.26

Versus prior quarter
Change in book value per share		3.5%
Change in book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		3.8%

(5)
Operating income and operating income per diluted share are non-GAAP measures. Operating income before income taxes, as referenced in the results of the reporting segments, is defined as, with respect to such segment, operating income before interest expense and income taxes. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, and to net income and net income per diluted share, respectively, is provided on the preceding pages of this news release.
(6)
Operating return on average equity (operating ROE) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (5)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure and is reconciled in the following table. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown and reconciled in the following table.

	Period Ended
($ in millions)	December 31	March 31	June 30
	2025	2026	2026
Total shareholders' equity (GAAP)	$3,571.5	$3,570.4	$3,672.5
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	(117.1)	(185.0)	(204.1)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$3,688.6	$3,755.4	$3,876.6

Quarter Averages
Average shareholders' equity (GAAP)			$3,621.5
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax			$3,816.0

Year-to-date Averages
Average shareholders' equity (GAAP)			$3,604.8
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax			$3,773.5

($ in millions)	Three months ended	Six months ended
	June 30	June 30
Net Income ROE	2026	2026
Net income (GAAP)	$191.6	$378.4
Annualized net income*	766.4	756.8
Average shareholders' equity (GAAP)	$3,621.5	$3,604.8
Return on equity	21.2%	21.0%
Operating Income ROE (non-GAAP)
Operating income after taxes	$189.2	$377.7
Annualized operating income, net of tax*	756.8	755.4
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$3,816.0	$3,773.5
Operating return on equity	19.8%	20.0%

*For three months ended June 30, 2026, annualized net income and operating income after taxes is calculated by multiplying three months ended net income and operating income after taxes, respectively, by 4. For six months ended June 30, 2026, annualized net income and operating income after taxes is calculated by multiplying six months ended net income and operating income after taxes, respectively, by 2.

(7)
Here, and throughout this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.
(8)
The separate financial information of each reporting segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned reporting segments without consideration of interest expense on debt and on a pre-tax basis.